Exhibit 10.2

LTIP AWARD AGREEMENT
2006 - 2008 Performance Cycle
(Senior Management Committee)

This award agreement (“Agreement”), by and between Lincoln National Corporation (“LNC”) and      (“Grantee”), evidences the grant by LNC on April 12, 2006, of a long-term incentive award to Grantee and Grantee’s acceptance of the award in accordance with and subject to the provisions of the Lincoln National Corporation Incentive Compensation Plan (“Plan”) and this Agreement. LNC and Grantee agree as follows:

1. Form of Award. The award shall equal one-half of Grantee’s long-term incentive target value, and shall be paid in shares of LNC common stock; provided, however, that if Grantee has satisfied the terms of LNC’s share ownership requirements, Grantee may elect, by no later than May 12, 2006, to receive the award as follows: 100% in the form of shares of LNC common stock or 75% in the form of shares of LNC common stock and 25% in cash (if the election is not timely made, the form shall be 100% shares). If Grantee has not made a valid election by May 12, 2006, the Grantee will receive his or her LTIP award, if any, in 100% performance shares. During the performance cycle, the share component of such award shall consist of LNC stock units but any actual award shall be payable in shares of LNC common stock. Grantee’s actual award, if any, will be determined based on performance during the performance cycle in accordance with the terms of the Plan and the 2006-2008 Long-Term Incentive Plan (“2006-2008 LTIP”) approved by the Compensation Committee of the LNC Board of Directors (“Committee”). The Committee shall determine if and when any award is payable under the Plan and reserves the right to adjust the target award or payout amount of any award under the Plan at any time. The number of shares under this Agreement, if any, shall be adjusted appropriately in the event of a stock split, reverse stock split, stock dividend, or other similar event.

2. Dividend Equivalents. If an award becomes payable in shares of LNC common stock under this Agreement, Grantee shall also receive an amount equal to the dividends that would have been paid on such shares of LNC common stock had Grantee held such shares from the above date of grant through the date the award becomes payable. Such dividend equivalent amount shall be paid in shares of LNC common stock based on the Fair Market Value (as defined in the Plan) of LNC common stock on the date the award becomes payable (with fractional shares paid in cash).

3. Full or Pro-Rata Awards Upon Certain Events. Except as provided in this section and section 5, if during the performance cycle Grantee’s employment (with LNC and all subsidiaries of LNC) terminates for any reason, Grantee shall not be entitled to any award under this Agreement. In the case of a Grantee's removal from the 2006-2008 LTIP because of a change in responsibilities (including, but not limited to, transfer from employee status to agent or planner status), death, Total Disability, Retirement, or involuntary termination of employment with LNC and all affiliates without Cause, Grantee (or Grantee's beneficiary, if applicable) shall receive a pro-rated award based on the ratio of: (a) days of employment during the performance cycle (January 12, 2006 though December 31, 2008) to (b) the number of total days in the performance cycle (1,083). Any such award shall be paid at the same time long-term incentive awards are normally paid to employees who are employed at the end of the performance cycle. Notwithstanding the foregoing, in the case of such involuntary termination, any award shall be contingent on Grantee's release of claims against LNC and its affiliates (in form and substance satisfactory to LNC) and shall not be paid unless such release shall have become effective; except that such a release shall not be required when such termination is by reason of the sale or disposition of the business in which Grantee is employed.

4. Tax Withholding. In reference to a share award, Grantee must remit to LNC an amount equal to the required tax withholding on the value of the shares payable under this Agreement at such time as they are taxable to Grantee; and Grantee may elect to surrender shares of LNC stock (including shares that are a part of this award) to satisfy all or part of the required tax withholding. In reference to a cash award, LNC will withhold any required taxes from the award (federal, state, and local income, employment, and any other taxes).

5. Change in Control. Upon a Change in Control of LNC (as defined in the Plan), the Committee (as it shall have existed on the day immediately preceding such Change in Control) shall determine what, if any, award under this Agreement shall be provided to Grantee. In making such determination, the Committee shall consider the nature of such Change in Control, whether continuation of the Plan and payment of awards for this performance cycle are feasible, and whether the resulting corporate entity offers or commits to offer awards of comparable economic value; provided, however, that the Committee’s determination shall be consistent with existing LNC plans such as the LNC Incentive Compensation Plan and the LNC Executives’ Severance Benefit Plan.

6. Transferability. This award may not be transferred, sold, pledged, or otherwise encumbered, except by will or the laws of descent and distribution.

7. Consequences of Competitive and Other Activity. Any award under this Agreement is subject to the following requirements:

(a) Noncompetition.  Grantee may not render services for any organization or engage directly or indirectly in any business that, in the sole judgment of the Chief Executive Officer of LNC or other senior officer designated by the Committee, is or becomes competitive with LNC. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) Nondisclosure. Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any confidential information or material relating to the business of LNC that is acquired by Grantee either during or after employment with LNC.

(c) Inventions or Ideas. Grantee shall disclose promptly and assign to LNC all right, title, and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by LNC, relating in any manner to the actual or anticipated business, research or development work of LNC and shall do anything reasonably necessary to enable LNC to secure a patent where appropriate in the United States and in foreign countries.
Grantee must provide LNC with a certification of compliance with these provisions prior to the payment of any cash or share award. Failure to comply with these provisions at any time prior to, or during the six months after, any such payment shall cause such payment to be rescinded. LNC must notify Grantee in writing of any such rescission. LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from LNC, Grantee must pay LNC the amount of any payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded payment. Such payment by Grantee must be made either in cash or by returning the shares Grantee received in connection with the rescinded payment. However, if Grantee’s employment is terminated by LNC and its subsidiaries other than for fraud or other fidelity crimes, a failure of Grantee to comply with the noncompetition provisions after such termination shall not in itself cause rescission if the payment was made before the termination.

8. Definitions. As used in this Agreement:

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must be a disability that has lasted six months, is expected to continue for an additional six months or longer or to result in death, and must meet the definition of “disabled” under Internal Revenue Code Section 409A (as amended from time to time), and any applicable federal taxation rules.

“Retirement” means, for purposes of this Agreement, Grantee’s retirement from LNC or a subsidiary at age 65 or older with at least five years of service (with LNC or a subsidiary) or, with the approval of Grantee’s employer, at age 55 or older with at least five years of such service.

“Cause” means (as determined by the Committee): (1) a conviction of a felony, or other fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure of Grantee to substantially perform Grantee’s duties with LNC or a subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by Grantee’s manager which specifically identifies the manner in which the manager believes that Grantee has not substantially performed Grantee’s duties.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the first date set forth above.

LINCOLN NATIONAL CORPORATION

By:
Jon A. Boscia
Chairman and Chief Executive Officer